SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

  Certification and Notice of Termination of Registration under
                      Section 12(g) of the
  Securities Exchange Act of 1934 or Suspension of Duty to File
                             Reports
  Under Sections 13 and 15(d) of the Securities Exchange Act of
                              1934

                                   Commission File Number  1-8283

                        CITICASTERS INC.
     (Exact name of registrant as specified in its charter)

                         1300 PNC Center
                      201 East Fifth Street
                     Cincinnati, Ohio  45202
                    Telephone: (513) 621-1300
  (Address, including zip code, and telephone number, including area code,
          of registrant's principal executive offices)

                  Common Stock, $.01 par value
    (Title of each class of securities covered by this Form)

     $100,000,000 10 1/8% Senior Subordinated Notes due 2006
  (Title of all other classes of securities for which a duty to file
          reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
 X      Rule 12g-4(a)(1)(i)            Rule 12h-3(b)(1)(ii)
        Rule 12g-4(a)(1)(ii)           Rule 12h-3(b)(2)(i)
        Rule 12g-4(a)(2)(i)            Rule 12h-3(b)(2)(ii)
        Rule 12g-4(a)(2)(ii)           Rule 15d-6
        Rule 12h-3(b)(1)(i)

       Approximate  number  of  holders  of  record  as  of   the
certification or notice date:

     1 - Common Stock, $.01 par value
     1 - $100,000,000 10 1/8% Senior Subordinated Notes due 2006


      Pursuant to the requirements of the Securities Exchange Act of 1934, Citicasters Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 12, 1996                    By: /s/ R. Christopher Weber
                                           R.  Christopher Weber,
                                           Senior Vice President and Chief
                                           Financial Officer